Exhibit 10.1

February 26, 2026

Mark Pérès

Dear Mark,

Deep Fission is pleased to confirm your continuing employment as our Chief Nuclear Officer reporting to Liz Muller on the following terms:

●	Base Salary. Your annual base salary will be $300,000, paid in accordance with Deep Fission’s standard payroll practices, less required payroll deductions and withholdings, and subject to periodic review and adjustment by our Board of Directors.
●	Discretionary Performance Bonus. You will be eligible for an annual performance-based bonus with a target opportunity equal to 30% of your then-current base salary, based on performance goals established annually by our Board. Any bonus shall be determined by the Board in its discretion, based on Deep Fission and individual performance, and paid at the same time as bonuses are paid to other senior executives, provided that you must be employed by Deep Fission on the payment date to receive your annual bonus.
●	Equity Grant. Subject to approval by the Compensation Committee of the Board of Directors (the “Committee”), you will be granted 25,000 restricted stock units (“RSUs”), with a vesting commencement date of February 1, 2026, which will vest subject to the satisfaction of two vesting conditions – a service-based condition pursuant to which 25% will vest on the first anniversary of the vesting commencement date and the remaining 75% vesting in equal monthly installments thereafter over the following 36 months – and a liquidity event condition. The liquidity event condition will be satisfied upon the earlier to occur of a change in control, IPO or direct listing as further described in your RSU award agreement. Both the vesting conditions need to be satisfied before the seven-year expiration date of your RSUs in order for some or all of the RSUs to vest.

During your employment, you will be eligible to participate in Deep Fission’s employee benefit plans on the same basis as other senior executives, subject to the terms of those plans. Deep Fission maintains an unlimited paid-time-off policy under which time off does not accrue, carry over, or pay out on separation. Statutory paid sick leave will be provided as required by applicable law. Deep Fission has the right to amend, suspend or terminate its benefit plans from time to time.

Your employment with Deep Fission is at will. This means that you may terminate your employment at any time and for any reason, and Deep Fission may terminate your employment with or without Cause at any time and for any reason, or any other written arrangement approved by the Board. The at-will nature of your employment may be modified only by a written agreement signed by you and an authorized officer of Deep Fission.

As a condition of your continued employment with Deep Fission, you must sign and comply with our Proprietary Information & Intellectual Property Agreement pursuant to which all claims or disputes arising out of your employment will be subject to mandatory arbitration except as otherwise set forth in such Agreement.

This offer letter, together with your Proprietary Information & Intellectual Property Agreement and our 2025 Equity Incentive Plan, and other applicable policies (each as amended from time to time), constitutes the entire agreement between you and Deep Fission and supersedes all prior agreements or understandings. Any accrued rights or obligations that remain outstanding as of the date of this offer letter (including vested equity awards and reimbursement rights) shall survive in accordance with their terms. If any provision of this offer letter is held unenforceable, the remainder will remain in effect. This offer letter shall be governed by the laws of the State of Delaware.

Thank you for your continued dedication to Deep Fission’s mission to power humanity from a mile underground, delivering clean, reliable, affordable energy. To accept this offer, please sign and date below and return it to my attention.

Sincerely,

DEEP FISSION, INC.,

/s/ Elizabeth Muller
Elizabeth Muller
Co-Founder and Chief Executive Officer

Acknowledged and Agreed:

/s/ Mark Peres
Mark Peres

Date: February 27, 2026